Exhibit 3.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
PHOENIX RESIDENTIAL SECURITIES, LLC
          This Limited Liability Company Agreement (this “Agreement”) of Phoenix Residential Securities, LLC (the “Company”), dated and effective as of July 29, 2011, is entered into by GMAC Residential Holding Company, LLC, as the sole member (the “Member”).
          WHEREAS, on the date hereof, the Company was formed as a limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”) (the “Formation”), by causing the filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) of a Certificate of Formation (the “Certificate”); and
          WHEREAS, pursuant to this Agreement and the Formation, GMAC Residential Holding Company, LLC is admitted as a member of the Company owning 100% of the limited liability company interests in the Company.
          NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:
          1. Name. The name of the limited liability company formed hereby is Phoenix Residential Securities, LLC.
          2. Certificates. Paula T. Young is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, her powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. An Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any other jurisdiction in which the Company may wish to conduct business.
          3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act, as such acts or activities may be determined by the Board (as herein defined) from time to time.
          4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
          (a) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

          (b) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
          (c) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
          (d) Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property that maybe necessary, convenient or incidental to the accomplishment of the purposes of the Company;
          (e) Borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;
          (f) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
          (g) Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
          (h) Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;
          (i) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
          (j) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
          (k) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
          5. Principal Business Office. The principal business office of the Company shall be located at 1100 Virginia Drive, Fort Washington, Pennsylvania 19034, or at such other location as the Board may designate from time to time in a writing to be filed with the records of the Company.
          6. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400,

Wilmington, New Castle County, Delaware 19808, or such other office as the Board may designate from time to time in accordance with the Act.
          7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other agent as the Board may designate from time to time in accordance with the Act.
          8. Members. The name and the mailing address of the Member are as set forth on Schedule A attached hereto. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement. The Member shall not have the authority to act for or bind the Company by virtue of its status as the Member, except as expressly provided in this Agreement. The Member may act by written consent. Except as otherwise provided by the Act, there shall be no requirement to hold an annual meeting of the Member.
          9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
          10. Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement.
          11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company.
          12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.
          13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the board of directors of the Company (the “Board”). Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.
          14. Management.
          (a) Managers. In accordance with Section 18-402 of the Act, management of the Company shall be vested exclusively in the Board, subject to any delegation to the Officers as provided hereunder or any other delegation contemplated hereby. Directors (as defined in Section 14(b) below) shall constitute “managers” within the meaning of the Act and may, but need not, be Members. Subject to the delegation to the Officers of the Company provided herein and any delegation otherwise herein contemplated, the business and affairs of the Company shall be managed by or under the direction of the Board.

          (b) Election, Number and Term of Directors. The Member may, from time to time as it deems advisable, elect natural persons as directors of the Company (each a “Director”). The number of Directors may be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Board. Each Director shall hold office until resignation, removal or death, or until his or her successor shall have been duly elected and qualified. Any Director may be removed with or without cause by the Member. Unless otherwise provided by law or this Agreement, any newly created directorship or any vacancy occurring in the Board for any cause may be filled by a majority of the remaining members of the Board, although such majority is less than a quorum, or by the Member in accordance with the first sentence of this Section 14(b), and each Director so elected shall hold office until the expiration of the term of office of the Director whom he or she has replaced or until his or her successor is elected and qualified. The initial Directors appointed by the Member are Adam Glassner, Patrick Fleming and James Whitlinger.
          (c) Committees. The Board may, by resolution or resolutions passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors. Any such committee, to the extent provided in the resolution of the Board, or in this Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.
          (d) Compensation of Directors; Expenses. Directors shall not receive any stated salary for their services as Directors or as members of committees, but by resolution of the Board a fixed fee and expenses of attendance may be allowed for attendance at a meeting. Nothing herein contained shall be construed to preclude any Director from serving the Company or its affiliates in any other capacity as an Officer, agent or otherwise, and receiving compensation therefore.
          15. Meeting of the Board of Directors; Voting.
          (a) Meetings. Regular meetings of the Board may be held without notice at such places and times as shall be determined by resolution of the Board. Special meetings of the Board may be called by the President or Chief Executive Officer, or by the Secretary on the written request of any Director, on at least one day’s notice to each Director (except that notice to any Director may be waived in writing by such Director) and shall be held at such place or places as may be determined by the Board, or as shall be stated in the call of the meeting. Unless otherwise restricted by this Agreement, members of the Board may participate in any meeting of the Board by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
          (b) Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned. The vote of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board unless this Agreement shall require the vote of a greater number.
          (c) Director Voting. On each matter before the Board, each Director shall have one vote with respect to any matter to be considered by the Board.
          (d) Action Without Board of Directors Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if written consent thereto is signed by Directors having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Directors entitled to vote thereon were present and voted, and such written consent is filed with the minutes of proceedings of the Board.
          (e) Waiver of Notice. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except when the Director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
          (f) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company
          (g) Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.
          (h) Directors as Agents. To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Board, a Director may not bind the Company.
          16. Officers. The Board may, from time to time as it deems advisable, elect natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware (8 Del. C. § 101 et seq.), as amended from time to time, (the “GCL”), the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 16 may be revoked at any time by the Board. An Officer may be removed with or without cause by the Board.
          17. Exculpation. Neither the Member nor any Director, Officer or employee of the Company nor any subsidiary of the Company or the foregoing (each a “Covered Person”) shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct or bad faith. Any repeal or modification of this Section 17 shall not adversely affect any right or protection of a Covered Person existing hereunder with respect to any act or omission occurring prior to such repeal or modification.
          18. Indemnification.
          (a) General. Subject to the limitations set forth herein, to the fullest extent permitted by applicable law:
               (i) Each Covered Person shall be indemnified by the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in conformance with the Applicable Standard (as defined in Section 18(g)(vi) below), including, without limitation, if the Covered Person is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Covered Person is or was or has agreed to serve at the request of the Company as a Director, Officer or employee of the Company or any subsidiary of the Company, or while serving as such or by reason of any action alleged to have been taken or omitted in such capacity; provided, however, that any indemnity under this Section 18 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.
               (ii) The indemnification provided by paragraphs (i) and (iii) of this Section 18(a) shall be from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person or on the Covered Person’s behalf in connection with such action, suit or proceeding and any appeal therefrom.
               (iii) Notwithstanding Section 18(a)(i), in the case of any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Covered Person is or was a Director, Officer, or employee of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which the Covered Person shall have been adjudged to be liable to the Company unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Covered Person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
               (iv) The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in conformance with the Applicable Standard.
          (b) Successful Defense; Partial Indemnification. To the extent that the Covered Person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (i) and (iii) of Section 18(a) above or in defense of any claim, issue or matter therein, the Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. For purposes of this Agreement and without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Covered Person, (ii) an adjudication that the Covered Person was liable to the Company, (iii) a plea of guilty or nolo contendere by the Covered Person, and (iv) an adjudication that the Covered Person did not act in conformance with the Applicable Standard, the Covered Person shall be considered for the purposes hereof to have been wholly successful with respect thereto.
               If the Covered Person is entitled under any provision of this Section 18 to indemnification by the Company for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by the Covered Person or on the Covered Person’s behalf in connection with any action, suit, proceeding or investigation, or in defense of any claim, issue or matter therein, and any appeal therefrom but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Covered Person for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Covered Person is entitled.
          (c) Determination That Indemnification Is Proper. Any indemnification hereunder (unless otherwise ordered by a court) shall be made by the Company unless a determination is made that indemnification of such person is not proper in the circumstances because he or she has not met the Applicable Standard. Any such determination shall be made (i) by a majority vote of the Directors who are not parties to the action, suit or proceeding in question (“Non-Party Directors”), even if less than a quorum, (ii) by a majority vote of a committee of Non-Party Directors designated by majority vote of Non-Party Directors, even if less than a quorum, or (iii) if there are no Non-Party Directors or if the Non-Party Directors so direct, by independent legal counsel for the Company, or (iv) by a court of competent jurisdiction.
          (d) Advance Payment of Expenses; Notification and Defense of Claim.
               (i) Expenses (including attorneys’ fees) incurred by the Covered Person in defending a threatened or pending civil, criminal, administrative or investigative action, suit or proceeding, or in connection with an enforcement action pursuant to Section 18(e)(ii), shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within thirty (30) days after receipt by the Company of (x) a statement or statements from the Covered Person requesting such advance or advances from time to time, with a copy of the bill for the related expenses, and (y) an undertaking by or on behalf of the Covered Person to repay all such amounts advanced, only if, and to the extent that, it should ultimately be determined that the Covered Person is not entitled to be indemnified by the Company as authorized by this Agreement or otherwise. Such undertaking shall be accepted without reference to the financial ability of the Covered Person to make such repayment. Advances shall be unsecured and interest-free.
               (ii) If the Company shall be obligated to pay the expenses of the Covered Person with respect to an action, suit or proceeding, as provided in this Section 18, the Company, if appropriate, may assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to the Covered Person. After approval of such counsel by the Covered Person and the retention of such counsel by the Company, the Company will not be liable to the Covered Person under this Section 18 for any fees of counsel subsequently incurred by the Covered Person with respect to the same action, suit or proceeding, provided that the Covered Person shall have the ability to employ the Covered Person’s own counsel in such action, suit or proceeding (x) at the Covered Person’s expense upon the prior written consent of the Company, or (y) if (1) counsel to the Company or the Covered Person shall have reasonably concluded that there may be a conflict of interest or position, or reasonably believes that a conflict is likely to arise, on any significant issue between the Company and the Covered Person in the conduct of any such defense or (2) the Company shall not, in fact, have employed counsel to assume the defense of such action, suit or proceeding, in which case the fees and expenses of the Covered Person’s counsel shall be at the expense of the Company, except as otherwise expressly provided by this Section 18. The Company shall not be entitled, without the consent of the Covered Person, to assume the defense of any claim brought by or in the right of the Company or as to which counsel for the Company or the Covered Person shall have reasonably made the conclusion provided for in clause (1) above.
               (iii) Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Covered Person is, by reason of the Covered Person’s service as a Director, Officer or employee of the Company, a witness or otherwise participates in any action, suit or proceeding at a time when the Covered Person is not a party in the action, suit or proceeding, the Company shall pay or cause to be paid on behalf of the Covered Person against, or shall otherwise cause to be paid, all expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person or on the Covered Person’s behalf in connection therewith.
          (e) Procedure for Indemnification.
               (i) The Company shall, promptly upon receipt of a request for indemnification from a Covered Person, advise the Board in writing that the Covered Person has requested indemnification.
               (ii) The Company’s determination whether to grant the Covered Person’s indemnification request shall be made promptly, and in any event within 90 days following receipt of a request for indemnification pursuant to Section 18(e)(i). The right to indemnification as granted by this Section 18 shall be enforceable by the Covered Person in any state or Federal court of competent jurisdiction located in the State of Delaware if the Company denies such request, in whole or in part, or fails to respond within such 90-day period. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 18(d) hereof where the required undertaking, if any, has been received by the Company) that the Covered Person has not met the Applicable Standard set forth in this Section 18, but the burden of proving such defense by clear and convincing evidence shall be on the Company. Neither the failure of the Company (including its Board or one of its committees, and its independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the Applicable Standard set forth in this Section 18, nor the fact that there has been an actual determination by the Company (including its Board or one of its committees, and its independent legal counsel) that the Covered Person has not met such Applicable Standard of conduct, shall be a defense to the action or create a presumption that the Covered Person has or has not met the Applicable Standard. The Covered Person’s expenses (including attorneys’ fees) incurred in connection with successfully establishing the Covered Person’s right to indemnification, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company.
          (f) Insurance and Subrogation.
               (i) The Company may purchase and maintain (itself or through its affiliates) insurance on behalf of the Covered Person who has agreed to serve at the request of the Company as a Director, Officer or employee of the Company against any liability asserted against, and incurred by, the Covered Person or on the Covered Person’s behalf, or arising out of the Covered Person’s status as a Director, Officer or employee, whether or not the Company would have the power to indemnify the Covered Person against such liability under the provisions of this Section 18. If the Company has such insurance in effect at the time the Company receives from the Covered Person any notice of the commencement of a claim, the Company shall give prompt notice of the commencement of such claim to the insurers in accordance with the procedures set forth in the policy. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Covered Person, all amounts payable as a result of such proceeding in accordance with the terms of such policy.
               (ii) In the event of any payment by the Company under this Agreement, the Company shall, to the extent permissible, be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person with respect to any insurance policy, which Covered Person shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Covered Person in connection with such subrogation.
               (iii) The Company shall not be liable under this Section 18 to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) if and to the extent that the Covered Person has otherwise actually received such payment under this Section 18 or any insurance policy, contract, agreement or otherwise.
          (g) Certain Definitions. For purposes of this Section 18, the following definitions shall apply:
               (i) The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative.
               (ii) The term “by reason of the fact that the Covered Person is or was a Director, Officer or employee of the Company” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.
               (iii) The term “expenses” shall be broadly and reasonably construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all reasonable attorneys’ fees and related disbursements, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by the Covered Person for which the Covered Person is not otherwise compensated by the Company or any third party, provided that the rate of compensation and estimated time involved is approved by the Board, which approval shall not be unreasonably withheld), actually and reasonably incurred by the Covered Person in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement, the Act or otherwise.
               (iv) The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever (including, without limitation, all penalties and amounts required to be forfeited or reimbursed to the Company), as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan.
               (v) The term “Company” shall include, without limitation and in addition to the resulting business entity, any constituent business entity (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its members, if any, directors, officers, and employees, so that any person who is or was a member, director, officer or employee of such constituent business entity, or is or was serving at the request of such constituent business entity as a director, officer or employee of another business entity, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving business entity as he or she would have with respect to such constituent business entity if its separate existence had continued.
               (vi) The term “Applicable Standard” shall mean, with respect to the act or omission of a Covered Person, the standard of conduct that such act or omission was performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that the Covered Person shall not be indemnified for any such loss, damage or claim incurred by reason of such Covered Person’s willful misconduct or bad faith with respect to such acts or omissions.
          (h) Limitation on Indemnification. Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:
               (i) Claims Initiated by the Covered Person. To indemnify or advance expenses to the Covered Person with respect to an action, suit or proceeding (or part thereof) initiated by the Covered Person, unless (i) the Covered Person brings such action, suit or proceeding to establish or enforce a right to indemnification under this Agreement (which shall be governed by the provisions of Section 18(h)(ii)), or (ii) such action, suit or proceeding (or part thereof) was authorized or consented to by the Board;
               (ii) Action for Indemnification. To indemnify the Covered Person for any expenses incurred by the Covered Person with respect to any action, suit or proceeding instituted by the Covered Person to enforce or interpret Section 18 of this Agreement, unless the Covered Person is successful in establishing the Covered Person’s right to indemnification in such action, suit or proceeding, in whole or in part, or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite the Covered Person’s failure to establish its right to indemnification, the Covered Person is entitled to indemnity for such expenses; provided, however, that nothing in this Section 18(h)(ii) is intended to limit the Company’s obligation with respect to the advancement of expenses to the Covered Person in connection with any such action, suit or proceeding instituted by the Covered Person to enforce or interpret this Agreement, as provided in Section 18(d) hereof; and
               (iii) Non-compete and Non-disclosure. To indemnify the Covered Person in connection with proceedings or claims involving the enforcement of non-compete and/or non-disclosure agreements or the non-compete and/or non-disclosure provisions of employment, consulting or similar agreements the Covered Person may be a party to with the Company, or any subsidiary of the Company or any other applicable foreign or domestic corporation, limited liability company, partnership, joint venture, trust or other enterprise, if any.
          (i) Certain Settlement Provisions. The Company shall have no obligation to indemnify the Covered Person under this Agreement for amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent, which shall not be unreasonably withheld. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on the Covered Person without the Covered Person’s prior written consent, which shall not be unreasonably withheld.
          (j) Savings Clause. If any provision or provisions of this Section 18 shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Covered Person as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company, to the full extent permitted by any applicable portion of this Section 18 that shall not have been invalidated and to the full extent permitted by applicable law.
          (k) Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to the Covered Person in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by law, contribute to the payment of the Covered Person’s costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, in an amount that is just and equitable in the circumstances, taking into account, among other things, the relative fault of the Covered Person; provided, that, without limiting the generality of the foregoing, such contribution by the Company shall not be required where such holding by the court is due to (i) the failure of the Covered Person to meet the Applicable Standard, or (ii) any limitation on indemnification set forth in Section 18(f)(iii), 18(h) or 18(i) hereof.
          (l) Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Section 18 shall not be deemed exclusive of any other rights which a Covered Person may have under any provision of law, the Certificate, in any court in which a proceeding is brought, the vote of the Member or disinterested Directors, other agreements or otherwise, and a Covered Person’s rights hereunder shall continue after such Covered Person has ceased acting as an agent of the Company and shall inure to the benefit of the heirs, executors and administrators of such Covered Person. In addition, no amendment or alteration of the Certificate or any other agreement shall adversely affect the rights provided to a Covered Person under this Agreement with respect to any act or omission occurring prior to such amendment or alteration.
          (m) Enforcement. The Company shall be precluded from asserting in any judicial proceeding that the procedures and presumptions of this Section 18 are not valid, binding and enforceable. The Company agrees that its execution of this Agreement shall constitute a stipulation by which it shall be irrevocably bound in any court of competent jurisdiction in which a proceeding by a Covered Person for enforcement of his rights under this Section 18 shall have been commenced, continued or appealed, that its obligations set forth in this Section 18 are unique and special, and that failure of the Company to comply with the provisions of this Section 18 will cause irreparable and irremediable injury to a Covered Person, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy a Covered Person may have at law or in equity with respect to any breach of this Section 18, it is the intent of the Member that a Covered Person shall be entitled to injunctive or mandatory relief directing specific performance by the Company of its obligations under this Section 18.
          19. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company; provided, however, that if the Member transfers all of its interest in the Company pursuant to this Section 19, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

          20. Resignation. The Member may at any time resign from the Company; provided, however, that an additional member shall be admitted to the Company, subject to Section 21 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
          21. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.
          22. Dissolution.
          (a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
          (b) The bankruptcy (within the meaning of Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
          (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
          (d) Upon the cancellation of the Certificate in accordance with the Act, the Company and this Agreement shall terminate.
          23. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.
          24. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
          25. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
          26. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member and approved by the Board.

          27. Sole Benefit of Member. Except as expressly provided in Section 17 and Section 18, the provisions of this Agreement (including Section 11) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

GMAC RESIDENTIAL HOLDING COMPANY, LLC
By:	/s/ C.L. Quenneville
C.L. Quenneville, Secretary

SCHEDULE A
Member

		Membership
Name	Mailing Address	Interest
GMAC Residential Holding Company, LLC	3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89169	100%